Exhibit 99.1

Pingtan Marine Enterprise Ltd. Receives Nasdaq Notice of Additional Delinquency

Fuzhou, China, May 28, 2021 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan,” or the “Company”), a fishing company based in the People’s Republic of China, announced that it has received an additional delinquency notification letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) on May 25, 2021, due to the Company’s non-compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) as a result of the Company’s failure to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Q1 Form 10-Q”) with the Securities and Exchange Commission (the “SEC”).

As previously disclosed, the Company received a notice from the Staff on April 15, 2021 regarding its non-compliance with the Rule following the Company’s delay in the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Form 10-K”). As per these notices, Pingtan shall submit a plan to Nasdaq on or before June 14, 2021 to regain compliance with respect to these delinquent reports.

On May 18, 2021, Pingtan filed a Notification of Late Filing on Form 12b-25 with the SEC, disclosing that, given the delay in filing the Form 10-K, the Company was unable to file the Q1 Form 10-Q within the prescribed time period without unreasonable effort or expense and that it did not anticipate filing the Q1 Form 10-Q on or before May 24, 2021, the extended period provided for the filing under Rule 12b-25(b) of the Securities Exchange Act of 1934, as amended.

The Company will continue to work diligently to complete and file the Form 10-K and the Q1 Form 10-Q as soon as practicable.

About Pingtan

Pingtan is a fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, which may include statements regarding the Company’s ability to file its Form 10-K for the year ended December 31, 2020 or Form 10-Q for the quarter ended March 31, 2021 within the extension period and meet the continued listing requirements of Nasdaq. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements, including general economic and market conditions and other risk factors contained in Pingtan’s SEC filings available at www.sec.gov, including Pingtan’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

CONTACT:

LiMing Yung (Michael)

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

michaelyung@ptmarine.net

Maggie Li

Investor Relations Manager

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

mli@ptmarine.net

INVESTOR RELATIONS

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